UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2023
TEXTRON INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)
Registrant’s telephone number, including area code: (401) 421-2800
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock – par value $0.125	TXT	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
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Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 2.06 Material Impairments.

On November 28, 2023, the Board of Directors of Textron Inc. approved a restructuring plan developed by management in connection with the Company’s annual operating plan process. The plan will reduce operating expenses through headcount reductions at the Industrial, Bell and Textron Systems segments. In the Industrial segment, the plan includes headcount reductions at Textron Specialized Vehicles, resulting from lower demand for certain of our powersports products which we anticipate will continue, and at Kautex, due to reduced demand for fuel systems from European automotive manufacturers. In both the Bell and Textron Systems segments, the plan includes targeted headcount reductions to improve the segments’ cost structures and realign their workforces as these segments transition from legacy production contracts to more development, engineering focused contracts. Collectively, these actions are expected to result in the reduction of approximately 725 positions across the impacted segments, representing 2% of our global workforce.

The restructuring plan is also expected to result in impairment charges related to both fixed and intangible assets within the powersports product line at Textron Specialized Vehicles and fixed assets at Kautex, resulting from lower planned production levels due to the impact of lower demand, which we anticipate will continue.

In the fourth quarter of 2023, we expect to incur pre-tax special charges related to this restructuring plan in the range of $115 million to $135 million. We estimate severance and related costs to be in the range of $35 million to $45 million, and asset impairment charges to be in the range of $80 million to $90 million. We anticipate annualized gross cost savings of approximately $75 million upon completion of the restructuring plan.

Cash outflows for this restructuring will occur primarily in 2024 and are estimated to be in the range of $35 million to $45 million. We anticipate that this plan will be substantially completed in the first half of 2024.

Item 7.01 Regulation FD Disclosure

The restructuring plan and related costs and asset impairment charges will have no impact on Textron’s financial outlook for the 2023 year, as stated in our October 26, 2023 press release reporting third quarter earnings, since special charges are excluded from the Company’s outlook.

The information contained in this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	/s/ Mark S. Bamford
Mark S. Bamford
Vice President and Corporate Controller

Date: November 28, 2023